Exhibit 99

Heritage Financial Group Posts Higher Second Quarter Net Income

Company Declares Quarterly Cash Dividend of $0.07 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the second quarter and six months ended June 30, 2008. Net income for the second quarter of 2008 rose 25% to $688,000 or $0.07 per diluted share from $549,000 or $0.05 per diluted share in the year-earlier quarter. Other highlights of the quarter included continued growth in the Company's loan portfolio – up 7% since the second quarter of 2007 – along with higher non-interest income and lower non-interest expense, each compared with the second quarter last year. However, as the industry continues to face a difficult credit environment, the Company continued to address the potential risk in its loan portfolio with a higher provision for loan losses.

Separately, Heritage Financial Group announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share. The dividend will be paid on August 15, 2008, to stockholders of record as of August 1, 2008. Heritage, MHC, which holds 7,868,875 shares or approximately 74% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Our ability to deliver higher earnings this quarter is a great tribute to the hard work and dedication of our employees, and it reinforces the confidence we have in our long-term strategies and business outlook. Considering this, against the backdrop of well-publicized economic and credit challenges and the expansion costs we are bearing, our accomplishments are all the more significant. For the near term, however, we do not underestimate the challenges that confront us, and clearly we are seeing the ripple effects of a sluggish economy. However, our credit culture and lending standards have allowed us to be resilient in weathering the current cycle. Moreover, our capital position remains strong, with total risk-based capital of approximately 17% – significantly above the 10% level required to be considered 'well capitalized.' Overall, I am pleased with the Company's fundamental progress and where we stand on credit quality as we ride out this cycle."

Net interest income for the second quarter increased 4% to $3,803,000 from $3,659,000 in the same quarter last year. The Company's net interest margin remained stable compared with the first quarter of 2008, increasing one basis point to 3.57% in the second quarter versus the first quarter of the year. However, largely because of lower yields on loans following several interest rate cuts by the Federal Reserve Board over the past year, the Company's net interest margin was 16 basis points lower in the second quarter of 2008 versus the year-earlier quarter. Net interest income for the first six months of 2008 increased 5% to $7,492,000 from $7,146,000 for the year-earlier period. The Company's net interest margin was 3.58% for the first half of 2008, reflecting a decline of 14 basis points from 3.72% in the comparable period last year.

Total non-performing assets, including other real estate owned (OREO), stood at $4,248,000 at the end of the second quarter of 2008, down from $4,735,000 for the first quarter of 2008, but up from $865,000 at the end of the second quarter last year. Non-performing loans at the end of the second quarter declined to $1,839,000 from $4,696,000 at the end of the first quarter of 2008. This reflected primarily the transition to OREO status of a construction loan participation in Florida, purchased by the Company's commercial lending operations in Albany. Non-performing loans totaled $546,000 at the end of the second quarter of 2007. As a percent of total loans outstanding, non-performing loans were 0.58% at the end of the second quarter of 2008, down from 1.50% at the end of the first quarter of 2008, but up from 0.19% for the year-earlier period. As a percent of total assets, non-performing assets were 0.87% at the end of the second quarter of 2008, down from 0.98% at the end of the first quarter of 2008, but up from 0.29% for the year-earlier period.

Net charge-offs to average outstanding loans, on an annualized basis, rose to 1.77% in the second quarter of 2008 from 0.12% for the first quarter of 2008. The increase reflected primarily the charge-off related to the Florida credit as its status changed to OREO. Annualized net charge-offs were 0.01% in the second quarter last year.

The impact of higher charge-offs in the second quarter and an increase in criticized and classified loans caused the Company to increase its provision for loan losses in the quarter to $782,000 from $337,000 in the year-earlier period. For the first half of 2008, the provision for loan losses increased to $1,182,000 from $495,000 in the same period last year. At June 30, 2008, the allowance for loan losses totaled $4,108,000, or 1.31% of total loans outstanding, versus $4,720,000 at March 31, 2008, or 1.51% of total loans outstanding, and $4,514,000 at June 30, 2007, or 1.53% of total loans outstanding.

Net interest income after provision for loan losses declined 9% to $3,021,000 for the second quarter of 2008 versus $3,322,000 in the year-earlier quarter. Net interest income after provision for loan losses declined 5% to $6,310,000 for the six months ended June 30, 2008, versus $6,651,000 in the prior-year period.

Noninterest income for the second quarter of 2008 increased 17% to $1,999,000 from $1,708,000 in the same period last year, primarily due to a gain of approximately $100,000 on the sale of an interest in an office building, an increase in ATM and check card transaction fees, higher overdraft charges, and an increase in mortgage origination fees. Noninterest income for the first half of 2008 increased 14% to $3,765,000 from $3,297,000 in the year-earlier period, reflecting primarily higher overdraft fees, the gain on the sale of an interest in an office building, and increased revenues from brokerage services.

Noninterest expense for the second quarter of 2008 declined 4% to $4,177,000 from $4,346,000 in the second quarter of 2007, reflecting a reduction in salaries and employee benefits primarily due to lower current costs under two retirement plans for certain senior officers following actions to accelerate vesting last year, as well as a drop in consulting and other professional fees following the completion last year of an efficiency study to streamline and realign HeritageBank's back office operations. Noninterest expense for the six months ended June 30, 2008, rose 4% to $8,592,000 compared with $8,253,000 for the year-earlier period. This increase primarily reflected higher levels of equipment and occupancy costs associated with branch expansion, increased legal and accounting expense associated with foreclosure activities, and higher data processing fees. The Company's efficiency ratio was 71.99% and 76.33%, respectively, for the second quarter and six months ended June 30, 2008, versus 80.97% and 79.03%, respectively, in the year-earlier periods.

The Company noted that the HeritageBank of the South has opened its new downtown office in Ocala, the second office in this market since the Bank entered it in mid-2006. Occupancy and equipment cost associated with the new office will commence in the third quarter of 2008.

The Company's total assets increased 9% to $487,575,000 at June 30, 2008, from $448,061,000 at June 30, 2007. Gross loans increased 7% to $314,546,000 at June 30, 2008, from $294,920,000 at June 30, 2007. Deposits declined 2% to $321,394,000 at the end of the second quarter of 2008 from $327,766,000 at the end of the second quarter of 2007, as the Company continued to reduce higher-cost retail certificates of deposit. Total stockholders' equity increased slightly to $63,292,000 at June 30, 2008, from $62,982,000 at June 30, 2007. During the second quarter of 2008, the Company repurchased 30,000 shares under its current 300,000-share stock repurchase program at a cost of $369,000. The Company has remaining authorization under the program to repurchase up to 55,000 shares through February 2009.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of June 30, 2008, the Company reported total assets of approximately $487.6 million and total stockholders' equity of approximately $63.3 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 74% of the shares of Heritage Financial Group. The remaining 26% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income	$6,847	$7,004	$13,880	$13,588
Interest expense	3,044	3,345	6,388	6,442
Net interest income	3,803	3,659	7,492	7,146
Provision for loan losses	782	337	1,182	495
Net interest income after provision for loan losses	3,021	3,322	6,310	6,651
Noninterest income	1,999	1,708	3,765	3,297
Noninterest expense	4,177	4,346	8,592	8,253
Income before income taxes	843	684	1,483	1,695
Income tax expense	155	135	275	427
Net income	$688	$549	$1,208	$1,268
Net income per share:
Basic	$0.07	$0.05	$0.12	$0.12
Diluted	$0.07	$0.05	$0.12	$0.12
Weighted average shares outstanding:
Basic	10,211	10,344	10,247	10,331
Diluted	10,213	10,437	10,249	10,386

		June 30,	Dec. 31,	June 30,
		2008	2007	2007
Total assets		$487,575	$468,672	$448,061
Cash and cash equivalents		6,318	8,954	10,948
Interest-bearing deposits in banks		441	380	385
Securities available for sale		116,756	107,867	108,432
Loans receivable		314,546	304,673	294,920
Allowance for loan losses		4,108	4,416	4,514
Total deposits		321,394	330,629	327,766
Federal Home Loan Bank Advances		65,000	50,000	40,000
Stockholders' equity		63,292	65,592	62,982

Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2008 and 2007, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2008, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer